CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated January 29, 2008, on the statement of assets and liabilities of Walthausen Small Cap Value Fund as of January 28, 2008 and to all references to our firm included in the prospectus and Statement of Additional Information in this Pre-Effective Amendment to Walthausen Small Cap Value Fund’s Registration Statement on Form N-1A.

/s/Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

January 29, 2008